 PRODUCER EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the January 1, 2007, by and between Pacific Gold Entertainment, Inc., (hereinafter “Production Company”), and Richard Powell (hereinafter “Employee”).

This Agreement is entered into with reference to the following facts:

A. Production Company intends to produce a theatrical motion picture (hereinafter the “Picture”) based upon that certain screenplay tentatively entitled “ Blood: A Butcher’s Tale,” (hereinafter the “Screenplay”) which Picture is intended for initial theatrical exhibition.

B. Production Company wishes to utilize the services of Employee as an Associate Producer in connection with the production and delivery of the Picture upon the terms and conditions herein contained.

ACCORDINGLY, IT IS AGREED AS FOLLOWS:

1. ENGAGEMENT: Subject to events of force majeure, default, or the disability or death of Employee, Production Company hereby engages the services of Employee, and Employee agrees to render non-exclusive services as an Associate Producer, in connection with the production of the Picture upon the terms and conditions herein contained. Subject to Production Company’s final approval, Employee shall supervise the testing of persons proposed for the cast, scouting for shooting locations, assembling the crew, the supervision of the photography of the Picture, assisting in the supervision of the editing, and sound mixing, assisting in the selection of music, assisting in the supervision of the final dubbing and scoring, the supervision of all other post-production requirements of the Picture, the delivery of the final answer print and all other customary delivery items to Production Company and its principal distributors, foreign and domestic, and perform such other services as are reasonably required by Production Company and are usually and customarily performed by producers in the motion picture industry.

2. TERM: Employee shall render the services required of him as set forth in paragraph 1 hereof during the period commencing on January 1, 2007, and continuing thereafter for such time as pre-production, principal photography, and customary post-production and delivery of the Picture as required by Production Company.
It is contemplated that principal photography of the Picture will commence approximately on March 16, 2007 and, subject to extension for events beyond Production Company’s control and other events of force majeure, Employee’s exclusive services shall not be required beyond December 31, 2008, but he shall nevertheless supervise the delivery of the Picture hereunder.

3. COMPENSATION: In consideration for all of the services to be rendered by Employee hereunder and for all of the rights granted by Employee to Production Company, and on condition that Employee is not in default hereunder, and subject to the terms and conditions specified herein, Production Company agrees to pay Employee, and Employee agrees to accept:

(a) Fixed Compensation: Employee shall receive the amount of One Thousand Four Hundred Fifty Six dollars ($1,456.00) paid semi-monthly over the course of pre-production, production and post-production.

(b) Deferred Compensation: In addition to the Fixed Compensation payable under Clause 3(a), subject to the production and release of the Picture, and subject to the performance of all obligations of Employee, the Employee shall receive and an amount equal to Twenty Five Thousand dollars ($25,000.00) in fifth (5th) tier of the recoupment schedule (Exhibit A). The aforesaid payment shall be deferred and paid pro rata with all similar deferments.

(c) Net Profits Definition: All income actually received by Production Company from the exploitation of the Picture after deducting all expenses and deferments incurred by Production Company in connection with the financing (including all interest and fees owed), pre-production, production, post-production, investor recoupment, marketing, distribution and exploitation of the Picture; this shall also include any attorneys’ fees and expenses incurred by Production Company in connection with the Picture.

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4. SERVICES: At all times during the term of Employee’s services hereunder, Employee will promptly and faithfully comply with all of Production Company’s reasonable instructions, directions, requests, rules and regulations. Employee will perform his services conscientiously and to the full limit of his talents and capabilities when wherever reasonably required or desired by Production Company and in accordance with Production Company’s reasonable instructions and directions in all matters, including those involving artistic taste and judgment. Employee will perform such service as Production Company may reasonably require of him, and as customarily and usually rendered by and required of producers employed to produce low-budget theatrical motion pictures in the motion picture industry.

Production Company will provide Employee with a copy of the work print on DVD. Employee agrees not to show this work print to any distributor or sales rep without Production Company’s prior written consent, and Employee will not show the work print to anyone else without the prior consent of Production Company.

5. CONTROL: Production Company shall have complete control of the production of the Picture including, but not limited to, all artistic controls and the right to cut, edit, add to, subtract from, arrange, rearrange, and revise the Picture in any manner. Production Company shall not be obligated to make any actual use of Employee’s services or to produce or to release or to continue the distribution or release of the Picture once released.

7. RIGHTS: In addition to Employee’s services as a producer, Production Company shall be entitled to and shall own all of the results and proceeds thereof throughout the world in perpetuity (including, but not limited to, all rights throughout the world of production, public performance, manufacture, television, recordation, and reproduction by any art or method, whether now known or hereafter devised, copyright, trademark and patent) whether such results and proceeds consist of literary, dramatic, musical, motion picture, mechanical or any other form of works, ideas, themes, compositions, creations, or products and without obligation to pay any fees, royalties or other amounts except those expressly provided for in this Agreement. Specifically, but without in any way limiting the generality of the foregoing, Production Company shall own all rights of every kind and character in and to any and all acts, poses, plays and appearances of any and all kinds which Employee may write, suggest, direct or produce during the term hereof (provided, however, that any assignment will not reduce Production Company’s obligations to Employee in regard to compensation and credit). In the event that Production Company shall desire to secure separate assignments of any of the foregoing, Employee agrees to execute them upon Production Company’s request therefore. All rights granted or agreed to be granted to Production Company hereunder shall vest in Production Company immediately and shall remain vested in Production Company and Production Company’s successors and assigns whether this Agreement expires in normal course or whether Employee’s engagement hereunder is sooner terminated for any cause or reason. Production Company shall have the right to use and authorize others to use the name, voice and likeness of Employee, and any results and proceeds of his services hereunder, to advertise and publicize the Picture including, but not limited to, the right to use the same in the credits of the Picture, in trailers, in commercial tie-ups, and in all other forms and media of advertising and publicity including merchandising, publications, records and commercial advertising and publicity tie-ups derived from or relating to the Picture.

8. REPRESENTATIONS, WARRANTIES & INDEMNITY:

(a) Employee represents and warrants that all material of every kind authored, written, prepared, composed, and/or submitted by Employee hereunder for or to Production Company shall be wholly original with him, and shall not infringe or violate the right of privacy of, or constitute libel against, or violate any copyright, common law right or any other right of any person, firm or corporation. The foregoing warranties shall not apply to any material not authored, written, prepared, composed or submitted by Employee, but shall apply to all material, incidents and characterizations which Employee may add to or incorporate in or cause to be added to or incorporated in such material. Employee further represents and warrants that Employee is free to enter into this Agreement and to render the required services hereunder and that Employee is not subject to any obligations or disability which will or might interfere with Employee’s fully complying with this Agreement; that Employee has not made, and will not make any grant or assignment which might interfere with the complete enjoyment of the rights granted to Production Company hereunder; and that Employee will not at any time render any services or do any acts which shall derogate from the value of Employee’s services rendered pursuant to this Agreement or which shall interfere with the performance of any of Employee’s covenants or obligations pursuant to this Agreement. Employee hereby indemnifies Production Company, its successors, assigns, licensees, officers and employees, and hold it harmless from and against any and all liability, losses, damages and expenses (including attorneys’ fees) arising out of (i) the use of any materials furnished by Employee for the Picture, or (ii) any breach by Employee of any warranty or agreement made by Employee hereunder.

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(b) Production Company represents and warrants that Production Company has the right to enter into this Agreement, and to render the required obligations hereunder, and that Production Company is not subject to any other obligations or disabilities which will or might interfere with Production Company’s fully complying with this Agreement; that Production Company has not made, and will not make any grant or assignment which might interfere with the complete enjoyment of the compensation granted to Employee hereunder; that Production Company has secured all necessary financing to make all payments hereunder, and complete the Picture as budgeted; and that Production Company will not at any time render any services or do any acts which shall derogate from the value of Production Company’s obligations pursuant to this Agreement, or which shall interfere with the performance of any of Production Company’s covenants or obligations pursuant to this Agreement. Production Company hereby indemnifies Employee and his successors and assigns, and holds them harmless from and against any and all liability, losses, damages, and expenses (including reasonable attorneys’ fees) arising out of any breach by Production Company of any warranty or agreement made by Production Company hereunder.

9. CREDIT: Provided that Employee shall fully and completely keep and perform all of his obligations and agreements hereunder, and if the Picture has been produced substantially with the use of Employee’s services hereunder, Employee shall receive a producing credit on the positive prints and/or tape for the Picture in the main titles thereof, and in all paid advertisements (subject to customary distributor exclusions). Employee’s credit shall be in the same size and prominence as all producers, and placed in all media in which his name appears. Credit shall read “Associate Produced by Richard Powell” If an attribution is used; only company name may appear in print media. Credit on all prints will appear in the main titles in second or third position from last credit in the same size as the largest credit, other than film title or presentation credit (which could include production company name). Nothing herein shall be deemed to restrict Production Company from granting co-producer, associate producer, executive producer or similar producer credits to others.
No casual or inadvertent failure to comply with the provisions of this paragraph or failure of any third party to comply with same shall be deemed to be a breach of this Agreement by Production Company. In the event of a failure or omission by Production Company constituting a breach of its credit obligations under this Agreement, Employee’s rights shall be limited to the right, if any, to seek damages at law, and Employee shall not have any right in such event to rescind this Agreement or any of the rights granted to Production Company hereunder, or to enjoin the distribution, exhibition, or other exploitation of the Picture or the advertising or publicizing thereof. Production Company shall, however, upon receipt of written notice of any such breach of its credit obligations, cure such breach on a prospective basis on materials to be created in the future.

10. CONTINGENCIES: If Employee shall become incapacitated or prevented from fully performing his services hereunder by reason of illness, accident, or mental and physical disability and/or if the production of the Picture is hampered or interrupted or interfered with for any event or reason beyond the control of Production Company or any other event of force majeure (hereinafter collectively referred to as “incapacity”), Production Company shall have the right to suspend Employee’s services and the compensation payable to Employee during the continuance of any such incapacity. In the event any such incapacity continues for a period of seven (7) consecutive days or for an aggregate period of twenty-one (21) days, Production Company shall have the right to terminate Employee’s engagement hereunder. In the event that Employee should fail, refuse or neglect other than because of incapacity to perform any of his required services hereunder, Production Company shall have the right at any time to suspend Employee’s services and the compensation payable to Employee during the continuance of such default, and Production Company shall have the right at any time to terminate Employee’s engagement hereunder by reason of such default.

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11. NO RIGHT TO CONTRACT: Employee acknowledges and agrees that he has no right or authority to and will not employ any person to serve in any capacity, nor contract for the purchase or rental of any article or material, nor make any commitment or agreement whereby Production Company shall be required to pay any monies or other consideration or which shall otherwise obligate Production Company, without Production Company’s express prior written consent.

12. ASSIGNMENT: Production Company may transfer and assign this Agreement or all or any of its rights hereunder to any person, firm or corporation, but no such assignment or transfer shall relieve Production Company of its executory obligations hereunder. This Agreement shall inure to the benefit of Production Company’s successors, licensees and assigns. Employee shall not assign or transfer this Agreement, or any of his rights or obligations hereunder, it being understood that the obligations and duties of Employee are personal to Employee, and any purported assignment shall be void. Employee may, however, assign his right to receive any monies hereunder.

13. LIMITATION OF REMEDY: All rights assigned by this Agreement shall be irrevocable under all or any circumstances and shall not be subject to reversion, rescission, termination or injunction. Employee agrees that he shall not have the right to enjoin the exhibition, distribution or exploitation of any motion picture produced hereunder or to enjoin, rescind or terminate any rights granted to Production Company hereunder. Employee further agrees that Employee’s sole remedy in the event of any default by Production Company hereunder, including the failure by Production Company to pay Employee any consideration payable to Employee pursuant hereto, or to accord Employee credit (to the extent that Production Company is obligated to accord Employee such credit) pursuant hereto, shall be an action at law for damages and/or for an accounting (if applicable). At all times, the Production Company shall have all rights and remedies which it has at law or in equity, pursuant hereto or otherwise.

14. NOTICES: All notices or payments which Production Company may be required to give or make to Employee hereunder may be delivered personally or sent by certified or registered mail or telegraph to 3087 Cypress Street, Vancouver, BC V6J 4X1.

All notices which Employee may wish to give to Production Company hereunder may be delivered personally or sent by certified or registered mail or telegraph, or fax, to Production Company at 534 Cambie Street, Suite 7, Vancouver, BC, V6B 2N7. Fax 604-633-2703. The date of delivery, or attempted delivery, as the case may be, of any notice or payment hereunder shall be deemed to be the date of service of such notice or payment.

15. SECTION HEADINGS: The headings of paragraphs, sections or other subdivisions of this Agreement are for convenience in reference only. They will not be used in any way to govern, limit, modify, construe or otherwise be given any legal effect.

16. GOVERNING LAW / ARBITRATION / REMEDIES  This agreement will be deemed to have been executed and delivered in Vancouver, British Columbia, Canada, and the rights and obligations of the Parties hereunder will be construed and enforced in accordance with the laws of Canada, without regard to conflicts of law principles thereof. The place of arbitration will be in Canada applying its then current rules and the language of the arbitration will be in English. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any such arbitration will be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

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17. ENTIRE AGREEMENT: This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof, and cannot be modified except by written instrument signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of British Columbia, and the exclusive venue for resolution of any dispute arising out of, or in connection with this Agreement shall be in Vancouver, British Columbia.

AGREED TO AND ACCEPTED:

  /s/ Richard Powell
______________________________
Richard Powell  “Employee”
January 1, 2007

AGREED TO AND ACCEPTED:

  /s/ Ron Loudoun
______________________________
Ron Loudoun - CFO
Pacific Gold Entertainment, Inc. “Production Company”
January 1, 2007

AGREED TO AND ACCEPTED:

  /s/ Michael George
______________________________
Michael George - Producer
Pacific Gold Entertainment, Inc. “Production Company”
January 1, 2007

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